Form N-SAR

Sub-Item 77Q1(e)_19
Copies of New or Amended Registrant Investment Advisory Contracts
33-63212, 811-7736

                                  AMENDMENT TO

                               JANUS ASPEN SERIES

                             SUB-ADVISORY AGREEMENT

                JANUS ASPEN INTECH RISK-MANAGED GROWTH PORTFOLIO

     THIS AMENDMENT is made this 14th day of June, 2006, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and ENHANCED INVESTMENT TECHNOLOGIES, LLC, a Delaware limited liability company ("INTECH").


                              W I T N E S S E T H

     WHEREAS, Janus and INTECH are parties to a Sub-Advisory Agreement on behalf of Janus Aspen INTECH Risk-Managed Growth Portfolio (the "Fund"), a series of Janus Aspen Series, a Delaware statutory trust (the "Trust"), dated July 1, 2004, as amended May 1, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

     WHEREAS, the effective date of the termination of the Agreement has been changed to February 1, 2007;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. Section 8 of the Agreement shall be deleted in its entirety and replaced with the following:

          "8. Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until February 1, 2007, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, Janus or INTECH, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and
     (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


JANUS CAPITAL MANAGEMENT LLC


By: /s/ David R. Martin
David R. Martin
Executive Vice President and
Chief Financial Officer


ENHANCED INVESTMENT TECHNOLOGIES, LLC


By: /s/ Andrew J. Iseman
Name: Andrew J. Iseman
Title: Senior Vice President